Exhibit 8

STOCK PURCHASE AGREEMENT

This Agreement made this 1st day of July 2003, by and between Mark H. Trione (“Seller”) and Victor Trione and John Hamann, Co-Trustees of the Sally Patricia Trione 1997 Irrevocable Trust (“Buyer”).

RECITALS

This Stock Purchase Agreement is made and delivered based upon the following facts, understandings and intentions of the parties:

A. Seller is the owner of shares of the capital stock of Luther Burbank Corporation, a California corporation (“Stock”).

B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, a portion of shares of the Stock owned by Seller.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements contained in this Stock Purchase Agreement and in the appended Note and Security Agreement, Seller and Buyer agree as follows:

1. Purchase and Sale. Seller agrees to sell and Buyer agrees to purchase four thousand (4,000) shares of the Stock. The sale shall be made as of the close of business on July 1, 2003 (the “Sale Date”). Upon the Sale Date, Seller shall deliver the Stock to Buyer and Buyer shall deliver to Seller the Note and the Security Agreement provided for herein. The Shares shall be registered in the name of Buyer but shall be held by Seller in accordance with the Security Agreement as security for the payment of the Note.

2. Purchase Price. The purchase price for the Stock shall be One Million Nine Hundred Three Thousand Two Hundred Dollars ($1,903,200) The Purchase Price shall be paid by the delivery by Buyer to Seller of a promissory note (the “Note”) in the amount of the Purchase Price in the form attached hereto as Exhibit A. The principal and interest shall be payable in nine equal annual installments amortized over a period of nine (9) years.

3. Security. As security for the payment of the Note, Buyer shall grant Seller a security interest in the Stock pursuant to the Security Agreement attached hereto as Exhibit B.

4. Warranties. Seller warrants that he is the owner of the Stock free and clear of all liens and encumbrances and that he has the right to sell the Stock to Buyer in accordance with this Agreement. Seller shall indemnify and hold Buyer harmless from and against any and all liability, claims, and expenses (including reasonable attorneys’ fees) caused in any manner on account of any claim arising out of Seller not having transferred full and complete title to Seller, subject only to the terms and provisions of the Security Agreement. Buyer is purchasing the Stock based upon his own investigation and is not relying on any representation or warranty of Seller except as provided herein.

5. Effective Date: This Stock Purchase Agreement shall be effective as of the close of business on July 1, 2003.

IN WITNESS WHEREOF, the parties have executed this agreement upon the date above written.

Seller:	Buyer:

/s/ Mark H. Trione	/s/ Victor Trione
MARK H. TRIONE	VICTOR TRIONE, Trustee

/s/ John Hamann
JOHN HAMANN, Trustee

NOTE

$ 1,903,200	July 1, 2003

Santa Rosa, California

FOR VALUE RECEIVED, on or before the day before the ninth (9th) anniversary of the date hereof, Victor Trione and John Hamann, as Trustees of The Sally Patricia Trione 1997 Irrevocable Trust dated December 31, 1997 (“Maker”), promise to pay to Mark H. Trione, or order (“Holder”), the sum equal to the price determined in and by that certain Stock Purchase Agreement of even date herewith entered into by and between Maker and Holder, together with interest thereon at the rate of four and six tenths percent (2.55%) per annum, compounded annually, on the principal amount of this Note and any accrued interest thereon that remains unpaid from time to time, from the date hereof until such principal amount is fully repaid.

Payments of interest and principal shall be due and payable in nine equal annual installments. The first installment shall be due and payable on July 1, 2004. Maker shall have the right to prepay all or any portion of the amount due under this Note at any time or from time to time, without penalty.

If default shall be made in the payment of the interest or principal of this Note when due, and legal action shall be instituted for the collection of this Note, or in the event that proceedings are commenced for the foreclosure of the security interest granted as security for the payment of this Note, the Maker promises to pay to the Holder all costs, including reasonable attorneys’ fees, incurred in such action or proceeding.

This Note is secured by a security interest in shares of Luther Burbank Corporation in accordance with a Security Agreement of even date herewith.

MAKER:

/s/ Victor Trione
Victor Trione, Trustee

/s/ John Hamann
John Hamann, Trustee

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (the “Security Agreement”) is entered into effective as of the close of business on July 1, 2003 by and between VICTOR TRIONE and JOHN HAMANN, as Co-Trustees of the Sally Patricia Trione 1997 Irrevocable Trust (“Debtor”) and MARK H. TRIONE(“Secured Party”) the Secured Party and Debtor are herein referred to as the “Parties”. This Security Agreement is entered into in connection with the terms and conditions of that certain Stock Purchase Agreement of even date herewith between the Parties and the promissory note of even date herewith (the “Note”) made by Debtor in favor of Secured Party as Holder.

RECITALS

Pursuant to the Agreement, Debtor has agreed to pledge 4,000 shares of capital stock of Luther Burbank Corporation, a California corporation, (the “Stock”), which is pledged in favor of Secured Party to secure performance of Debtor’s obligations under the Note.

AGREEMENT

The Parties hereby agree as follows:

1. Definitions and Interpretation. When used in this Security Agreement, the following terms shall have the following respective meanings:

“Collateral” shall have the meaning given to that term in Section 2 hereof.

“Obligations” shall mean and include all liabilities and obligations, howsoever arising, owed by Debtor under the Note or the Agreement now existing or hereafter arising.

“Stock” shall mean all the Stock and any and all shares of capital stock, or any other security evidencing ownership interests in any successor or assign of Luther Burbank Corporation (“Luther”), whether by merger, consolidation, sale of assets or otherwise, which may be issued in respect of, in exchange for, or in substitution of the Stock by reason of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

Unless otherwise defined in this Security Agreement, all other capitalized terms used herein and defined in the UCC shall have the respective meanings given to those terms in the UCC. To the extent the meanings given herein are inconsistent with those given in the UCC, the meanings given herein shall govern.

2. Pledge. As security for the Obligations, Debtor hereby pledges and assigns to Secured Party and grants to Secured Party a continuing security interest in all right, title and interest of Debtor in and to the Stock, and all proceeds thereof, including, dividends and other property received and receivable by Debtor in connection with the Stock (the Stock and such proceeds to be referred to herein collectively as the “Collateral”). Concurrently with the execution of this agreement Debtor shall deliver possession of the Stock to Secured Party together with assignments executed in blank with his signature guaranteed by a bank or member of the New York Stock Exchange.

3. Representations and Warranties. Debtor represents and warrants to Secured Party as of the date hereof and as of the date of delivery of the Stock, as follows:

a. Good Title. Debtor is the sole record and beneficial owner of the Collateral (or, in the case of after-acquired Collateral, at the time Debtor acquires rights in the Collateral, will be the record and beneficial owner thereof) and no person or entity has (or, in the case of after-acquired Collateral, at the time Debtor acquires rights therein, will have) any right, title, claim or interest (by way of lien or otherwise) in, against or to the Collateral.

b. Perfection. Upon transfer of possession of all Collateral to Secured Party, the security interest granted to Secured Party pursuant to this Security Agreement in the Collateral will be perfected and prior to all other security interests in such Collateral.

c. Authority. Debtor has full power and authority to enter into this Security Agreement, and the same is a valid, legal and binding agreement, and enforceable in accordance with its terms.

4. Covenants. Debtor hereby agrees to act in accordance with the following provisions until such time as the Obligations have been paid in full:

a. Further Assurances. Debtor shall perform all acts within its power that may be necessary to maintain, preserve, protect and perfect the Collateral, the lien granted to Secured Party and the priority of such lien.

b. Delivery of Instruments, etc. Debtor shall promptly deliver to Secured Party all originals of certificates and other documents, instruments and agreements evidencing the Collateral which are now held or hereafter received by Debtor, together with such blank stock powers executed by Debtor as Secured Party may request.

c. Other Documents. Debtor shall procure, execute and deliver from time to time any endorsements, assignments, financing statements and other documents, instruments and agreements and take other actions deemed reasonably necessary, as Secured Party may reasonably request, to perfect, maintain and protect the lien of Secured Party hereunder and the priority thereof.

d. Defense. Debtor shall appear in and defend any action or proceeding which may affect his title to or the interest of Secured Party in the Collateral.

e. No Liens. Debtor shall keep the Collateral free of all liens except those created hereunder and those approved in writing by Secured Party.

f. No Transfer. Debtor shall not cause, suffer or permit the sale, disposition, assignment, conveyance or other transfer of all or any portion of its ownership interest in the Collateral.

5. Dividends and Voting Rights. Until an Event of Default (as defined hereinafter) shall have occurred and be continuing and Secured Party shall have given notice to Debtor of the intent of Secured Party to exercise its rights pursuant to Subsection 6(b) below, all cash dividends or other cash distributions with respect to the Collateral shall be paid to Debtor and Debtor shall be permitted to exercise all voting and corporate rights with respect to the Stock; provided, however, that no vote shall be cast or corporate right exercised or other action taken which, in Debtor’s reasonable judgment, would impair the Collateral.

6. Default and Remedies.

a. Event of Default. For purposes of this Security Agreement, an “Event of Default” shall occur and be continuing if:

(i) Debtor shall fail to pay any principal or interest on the Note when the same shall become due and payable, whether at the stated date of maturity or any other date fixed for payment;

(ii) Debtor shall fail to observe or perform any covenant or agreement contained in the Note or this Security Agreement in any material respect and such failure remains unremedied for twenty (20) days after notice of such failure is given by the Secured Party to Debtor;

(iii) The fair market value of the Collateral shall be less than one hundred percent (100%) of the unpaid principal balance of the Note and Debtor has failed to prepay a sufficient portion of the Note or to deposit additional Collateral to remedy this default within twenty (20) days after notice of such default is given by Secured Party to Debtor;

(iv) Debtor shall (A) commence, or be the subject of an involuntary petition (which is not dismissed within forty-five (45) days of filing) commencing, a case under the Bankruptcy Code of 1978, as amended, or under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors; (B) be the subject of an order by a Court of competent jurisdiction (x) finding Debtor to be bankrupt or insolvent or (y) ordering or approving any modification or alteration of the rights of Debtor’s creditors or appointing a receiver or custodian; or (C) make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint or consent to the appointment of a receiver or other custodian for all or a substantial part of its property; or

(v) Any final judgment from which no further appeal may be taken against Debtor shall remain in force, undischarged, unsatisfied and unstayed for more than sixty (60) days and the existence of such judgment shall prevent Debtor from paying, or cause it to be unable to pay, its obligations under the Note.

b. Remedies upon Default. Upon the occurrence and continuance of any Event of Default hereunder, Secured Party may, upon notice to Debtor of its intent to exercise remedies under this Section 6(b), register all of the Stock in the name of Secured Party or its nominees; and may thereafter exercise (i) all voting, corporate and other rights pertaining to the Stock at any meeting of stockholders of Luther or otherwise and (ii) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to the Stock as if Secured Party were the owner thereof. In the event that the Secured Party has commenced to exercise remedies under the Note (and only in that event), Secured Party shall have the right to exchange any and all of the Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of Luther, and in connection therewith, the right to deposit and deliver any and all of the Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine. Secured Party shall have no duty to Debtor to exercise any such rights, privilege or option and shall not be responsible for any failure to do so or delay in so doing. Promptly after the waiver or cure of the Event of Default giving rise to the election of Secured Party under this Section 6(b), Secured Party shall notify Debtor and Luther of such waiver or cure; and, for so long as no subsequent continuing Event of Default exists, Debtor shall have all rights it had prior to the occurrence of such Event of Default.

c. Additional Remedies. Upon the occurrence and during the continuance of an Event of Default, Secured Party may exercise, in addition to all other rights and remedies granted in this Security Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, any and all rights and remedies at law, including all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, to the extent permitted by applicable law, Secured Party may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind to or upon Debtor or any other person (except notice of time and place of sale and any other notice required by law and any notice referred to below) forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker’s board or any office of Secured Party or elsewhere upon such terms and conditions as Secured Party may deem advisable and at such prices as Secured Party may deem commercially reasonable, for cash or on credit or for future delivery without assumption of any credit risk. Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Debtor, which right or equity is hereby waived and released to the extent permitted by applicable law. Secured Party shall apply any proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred in respect thereof or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Secured Party hereunder, including reasonable attorneys’ fees and disbursements of counsel to Secured Party, to the payment in whole or in part of the Obligations, in such order as Secured Party may elect, and only after such application and after the payment by Secured Party of any other amount required by any provision of law, need Secured Party account for the surplus, if any, to Debtor. To the extent permitted by applicable law, Debtor waives all claims, damages and demands Debtor may acquire against Secured Party arising out of the exercise by Secured Party of any rights hereunder except as may arise solely from Secured Party failure to perform its duties in accordance with this Security Agreement. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least five business days before such sale or other disposition.

7. Authorized Actions. Debtor authorizes Secured Party, in the discretion of Secured Party and to the extent permitted by applicable law, without notice to Debtor (except as otherwise provided herein), irrespective of any change in the financial condition of Debtor since the date hereof, and without affecting or impairing in any way the liability of Debtor hereunder, from time to time, to (a) create new Obligations, and, either before or after receipt of notice of revocation, renew, compromise, extend, accelerate or otherwise change the time for payment or performance of, or otherwise change the terms of the Obligations or any part thereof, including increase or decrease of the rate of interest thereon; (b) take and hold additional security for the payment or performance of the Obligations and exchange, enforce, waive or release any such additional security; (c) apply such additional security and direct the order or manner of sale thereof; (d) purchase such additional security at public or private sale; (e) upon the occurrence and during the continuance of an Event of Default, make any payments and do any other acts Secured Party shall reasonably deem necessary to protect the security interest of Secured Party in the Collateral, including pay, purchase, contest or compromise any encumbrance, charge or lien which in the reasonable judgment of Secured Party is prior to or superior to the security interest granted hereunder, and appear in and defend any action or proceeding purporting to affect the security interest of Secured Party in and/or the interest of Secured Party in the Collateral, and in exercising any such powers or authority, pay all reasonable expenses incurred in connection therewith, including reasonable attorneys’ fees, and Debtor hereby agrees that Debtor shall be bound by any such payment made or act taken by Secured Party hereunder and shall reimburse Secured Party for all reasonable payments made and expenses incurred, which amounts shall be secured under this Security Agreement; provided, however, that Secured Party shall have no obligation to make any of the foregoing payments or perform any of the foregoing acts; (f) otherwise exercise any right or remedy Secured Party may have against Debtor or any security, including the right to foreclose upon any such security by judicial or nonjudicial sale; (g) settle compromise with, release or substitute any one or more makers, endorsers or guarantors of the Obligations; and (h) assign the Obligations, or this Security Agreement in whole or in part.

8. Waivers. To the extent permitted by applicable law, Debtor waives (a) any right to require Secured Party to pursue any other remedy in Secured Party’s power whatsoever; (b) any defense resulting from the absence, impairment or loss of any right of reimbursement or subrogation or other right or remedy of Debtor against any security, whether resulting from an election by Secured Party to foreclose upon such security by nonjudicial sale, or otherwise; (c) any benefit of, and any right to participate in, any security now or hereafter received by Secured Party until the Obligations have been paid, other than any contingent obligations which, by their terms, survive the termination of this Security Agreement or the Note; (d) all presentments, demands for performance, notices of non-performance, protests, notice of dishonor, and notices of acceptance of this Security Agreement and of the existence, creation or incurring of new or additional Obligations; (e) the benefit of any statute of limitations; and (f) any right to be informed by Secured Party of any other circumstances bearing upon the risk of nonpayment or nonperformance of the obligations.

9. Limitation on Duties Regarding Collateral. The sole duty of Secured Party with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9207 of the UCC or otherwise, shall be to deal with it in the same manner as Secured Party deals with similar securities and property for Secured Party’s own account and as would be dealt by a prudent person in the reasonable administration of its affairs. Neither Secured Party nor any agents of Secured Party shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Debtor or otherwise.

10. Termination. This Security Agreement shall terminate upon the satisfaction of all Obligations, other than contingent obligations which, by their terms, may survive the termination of the Agreement or the Notes. Subject to Secured Party’s exercise of the available rights and remedies hereunder, upon termination hereof, Secured Party shall promptly deliver the balance of any Stock held hereunder, including any stock certificates and all stock transfer powers and similar documents and instruments relating to the Collateral held by it hereunder to Debtor and, at Debtor’s expense, execute and deliver to Debtor such documents as Debtor shall reasonably request to evidence such termination and release of the Collateral.

11. Power of Attorney. Debtor hereby appoints and constitutes Secured Party as Debtor’s attorney-in-fact during the continuance of any Event of Default for purposes of (a) collecting any Collateral, (b) conveying any item of Collateral to any purchaser thereof in accordance with this Security Agreement, and (c) making any payments or taking any acts under Section 7 hereof. The authority of Secured Party hereunder shall include upon the occurrence and during the continuance of an Event of Default, the authority to endorse and negotiate, for Secured Party own account, any checks or instruments in the name of Secured Party, to execute or receipt for any document, to transfer title to any item of Collateral, and to take any other actions necessary or incident to the powers granted to Secured Party in this Security Agreement. This power of attorney is coupled with an interest and is irrevocable by Debtor.

12. Miscellaneous.

a. Notices. Any communications between the Parties or notices provided herein to be given may be given to the following addresses:

Secured Party:	Mark H. Trione
101 D Street
Santa Rosa, CA 94504
Telephone: (707) 542-3134
Telecopier: (707) 542-0613

Debtor:	Victor Trione
John Hamann
101 D Street
Santa Rosa, CA 94502
Telephone: (707) 542-3134
Telecopier: (707) 542-0613

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service (including Federal Express, ETA, Emery, Purolator, DHL, AirBorne and other similar overnight delivery services), (c) in the event overnight delivery services are not readily available, if mailed by first class United States Mail, postage prepaid, registered or certified with return receipt requested or (d) if sent by prepaid telegram, or by facsimile confirmed by telephone. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by telecopy or other direct written electronic means shall be deemed to have been validly and effectively given upon confirmation of receipt; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving of thirty (30) days notice to the other parties in the manner set forth hereinabove.

b. Non-waiver. No failure or delay on the part of Secured Party in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

c. Amendments and Waivers. This Security Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the party or parties against which enforcement of the waiver or amendment is sought. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

d. Assignment. This Security Agreement shall be binding upon and inure to the benefit of Secured Party and Debtor and their respective successors and assigns; provided, however, that Debtor may not assign its rights or delegate its duties hereunder without the prior written consent of each Secured Party, which consent shall be in the sole discretion of Secured Party.

e. Cumulative Rights, etc. The rights, powers and remedies of Secured Party under this Security Agreement shall be in addition to all rights, powers and remedies given to Secured Party by virtue of any law, governmental rule, the Note, or any other agreement, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing the lien of Secured Party in the Collateral. Debtor waives any right to require Secured Party to proceed against any person or to exhaust any Collateral or to pursue any remedy in the power of Secured Party, except as otherwise expressly provided in Section 6 hereof.

f. Governing Law. This Security Agreement shall be governed by and construed in accordance with the internal laws of the State of California, except as required by mandatory provisions of law and except to the extent that the validity or perfection of the lien and security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of California.

g. Counterparts. This Security Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Security Agreement to be executed as of the date hereof.

DEBTOR:	SECURED PARTY:

/s/ Victor Trione	/s/ Mark H. Trione
VICTOR TRIONE, Trustee	MARK H. TRIONE

/s/ John Hamann
JOHN HAMANN, Trustee